MANHATTAN MINERALS CORP.
NEWS RELEASE

May 19, 2004	Toronto Stock Exchange
Trading Symbol: MAN

MANHATTAN ANNOUNCES LATE FILING OF AIF

Manhattan Minerals Corp. ("Manhattan") announces that it expects to file its Annual Information Form with the Ontario Securities Commission after the May 19, 2004 deadline imposed by OSC Rule 51-501. Manhattan expects to file the AIF by June 2, 2004. The late filing is a result of changes in personnel.

For further information please contact:

Lawrence Glaser
Executive Chairman

Tel: (604) 669-3397
www.manhattan-min.com

Note: The Company relies on litigation protection for forward-looking statements.